ISSN 1718-8369	Exhibit 99.10

Volume 9, number 6	January 30, 2015
AS AT OCTOBER 31, 2014

Highlights for October 2014

—    Budgetary revenue totalled $5.8 billion in October, up $227 million compared to last year. Own-source revenue was $4.3 billion, up $192 million, while federal transfers totalled $1.5 billion, an increase of $35 million.

—    Program spending amounted to $5.6 billion, down $73 million from last year.

—    Debt service stood at $688 million, down $44 million from last year.

—    Taking into account the deposit of $93 million in the Generations Fund, the monthly budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $481 million for October 2014.

On the basis of the cumulative results as at October 31, 2014, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $438 million.

Summary of consolidated budgetary transactions (millions of dollars)	(Unaudited data)

	October		April to October			Update on Québec’s Economic and Financial Situation December 2014
	2013 (1)	2014	2013-2014 (1)	2014-2015	Change %	2014-2015	Forecast growth %

Budgetary revenue

Own-source revenue	4 133	4 325	29 680	30 677	3.4	54 413	2.2

Federal transfers	1 415	1 450	9 614	9 731	1.2	16 812	1.7

Total	5 548	5 775	39 294	40 408	2.8	71 225	2.1

Budgetary expenditure

Program spending	–5 625	–5 552	–36 262	–36 740	1.3	–65 704	2.1

Debt service	–732	–688	–4 950	–4 799	–3.1	–8 430	–0.0

Total	–6 357	–6 240	–41 212	–41 539	0.8	–74 134	1.9

Consolidated entities(2)

Non-budget-funded bodies and special funds	45	6	596	794	—	639	—

Health and social services and education networks	–34	–22	–119	–101	—	–80	—

Generations Fund	84	93	581	665	—	1 285	—

Total	95	77	1 058	1 358	—	1 844	—

Surplus (Deficit)	–714	–388	–860	227	—	–1 065	—

Balanced Budget Act							—

Deposits of dedicated revenues in the Generations Fund	–84	–93	–581	–665	—	–1 285	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	–798	–481	–1 441	–438	—	–2 350	—

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Details of transactions by type of entity are presented on page 6 of this report.

❑	Cumulative results as at October 31, 2014

¡	Budgetary balance

For the period from April to October 2014, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $438 million.

For fiscal 2014-2015 as a whole, the December 2014 Update on Québec’s Economic and Financial Situation provides for a budgetary balance in deficit by $2.4 billion.

¡	Budgetary revenue

As at October 31, 2014, budgetary revenue amounted to $40.4 billion, $1.1 billion more than as at October 31, 2013.

—	Own-source revenue stood at $30.7 billion, up $997 million from the same time last year.

—	Federal transfers amounted to $9.7 billion, up $117 million compared to October 31, 2013.

¡	Budgetary expenditure

Budgetary expenditure as of the beginning of the fiscal year totalled $41.5 billion, an increase of $327 million, or 0.8%, over last year.

For the period from April to October, program spending rose by $478 million, or 1.3%, reaching $36.7 billion. The most significant changes were in the Health and Social Services ($422 million) and Education and Culture ($122 million) missions.

Debt service amounted to $4.8 billion, a decrease of $151 million, or 3.1%, compared to last year.

¡	Consolidated entities

As at October 31, 2014, the results of consolidated entities showed a surplus of $1.4 billion. These results included:

—	a surplus of $794 million for non-budget-funded bodies and special funds;

—	dedicated revenue of $665 million for the Generations Fund;

—	a $101-million deficit for the health and social services and education networks.

¡	Net financial requirements

As at October 31, 2014, consolidated net financial requirements stood at $4.5 billion, an increase of $640 million compared to last year. Net financial requirements reflect the current budgetary balance as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions (millions of dollars)				(Unaudited data)

	October			April to October
	2013 (1)	2014	Change	2013-2014 (1)	2014-2015	Change
Budgetary revenue

Own-source revenue	4 133	4 325	192	29 680	30 677	997

Federal transfers	1 415	1 450	35	9 614	9 731	117

Total	5 548	5 775	227	39 294	40 408	1 114

Budgetary expenditure

Program spending	–5 625	–5 552	73	–36 262	–36 740	–478

Debt service	–732	–688	44	–4 950	–4 799	151

Total	–6 357	–6 240	117	–41 212	–41 539	–327

Consolidated entities(2)

Non-budget-funded bodies and special funds	45	6	–39	596	794	198

Health and social services and education networks	–34	–22	12	–119	–101	18

Generations Fund	84	93	9	581	665	84

Total	95	77	–18	1 058	1 358	300

Surplus (Deficit)	–714	–388	326	–860	227	1 087

Consolidated non-budgetary requirements	–816	–1 169	–353	–2 966	–4 693	–1 727

CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	–1 530	–1 557	–27	–3 826	–4 466	–640

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Details of transactions by type of entity are presented on page 6 of this report.

General fund revenue
(millions of dollars)						(Unaudited data)

	October					April to October
Revenue by source	2013		2014		Change %	2013-2014		2014-2015		Change %

Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	1 262		1 626		28.8	10 917		11 277		3.3

Contributions to Health Services Fund	662		633		–4.4	3 990		4 023		0.8

Corporate taxes	242		211		–12.8	1 553		1 718		10.6

Consumption taxes	1 475		1 430		–3.1	10 062		10 404		3.4

Other sources	156		143		–8.3	949		1 095		15.4

Total own-source revenue excluding government enterprises	3 797		4 043		6.5	27 471		28 517		3.8

Revenue from government enterprises	336		282		–16.1	2 209		2 160		–2.2

Total own-source revenue	4 133		4 325		4.6	29 680		30 677		3.4

Federal transfers

Equalization	652		774		18.7	4 569		5 417		18.6

Health transfers	444		404	(1)	–9.0	3 031		2 820	(1)	–7.0 (1)

Transfers for post-secondary education and other social programs	124		133		7.3	896		926		3.3

Other programs	108		139		28.7	513		568		10.7

Subtotal	1 328		1 450		9.2	9 009		9 731		8.0

Harmonization of the QST with the GST – Compensation	87	(2)	—		—	605	(2)	—		—

Total federal transfers	1 415		1 450		2.5	9 614		9 731		1.2

BUDGETARY REVENUE	5 548		5 775		4.1	39 294		40 408		2.8

(1)

In accordance with the policy directions of Budget 2014-2015, tabled on June 4, 2014, $430 million in health transfers was earmarked in 2014-2015 for the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. That allocation is spread over 2014-2015, at $36 million a month, and has already been deducted from the health transfers. Were it not for the allocation, the change would be 1.3% instead of -7.0%.

(2)

Revenue from federal compensation for sales tax harmonization is recorded as spending funded by the compensation is recognized. Consequently, the payment of $1 467 million received in that respect in 2013-2014 was spread over 2013-2014, at $86 million a month, for debt service expenditure and $36 million a month for the FINESSS.

General fund expenditure (millions of dollars)	(Unaudited data)

	October			April to October
Expenditure by mission	2013 (1),(2)	2014	Change %	2013-2014 (1),(2)	2014-2015	Change %

Program spending

Health and Social Services	2 651	2 720	2.6	17 947	18 369	2.4

Education and Culture	1 495	1 490	–0.3	9 179	9 301	1.3

Economy and Environment	604	492	–18.5	3 147	2 975	–5.5

Support for individuals and families	543	533	–1.8	3 679	3 769	2.4

Administration and Justice	332	317	–4.5	2 310	2 326	0.7

Total program spending	5 625	5 552	–1.3	36 262	36 740	1.3

Debt service	732	688	–6.0	4 950	4 799	–3.1

BUDGETARY EXPENDITURE	6 357	6 240	–1.8	41 212	41 539	0.8
(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Certain spending was reclassified between missions to take into account the transition to the 2014-2015 budgetary structure as of September 2014.

Detailed information on the transactions of consolidated entities
(millions of dollars)						(Unaudited data)
	October 2014

	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total

Revenue	1 003	93	26	719	2 037	—	3 878	–2 058	1 820

Expenditure

Expenditure	–817	—	–26	–719	–1 954	–22	–3 538	1 967	–1 571

Debt service	–184	—	—	—	–79	—	–263	91	–172
Total	–1 001	—	–26	–719	–2 033	–22	–3 801	2 058	–1 743
RESULTS	2	93	—	—	4	–22	77	—	77
	April to October 2014

	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total

Revenue	6 524	665	435	3 618	13 374	—	24 616	–13 345	11 271

Expenditure

Expenditure	–4 838	—	–435	–3 618	–12 480	–101	–21 472	12 712	–8 760

Debt service	–1 233	—	—	—	–553	—	–1 786	633	–1 153
Total	–6 071	—	–435	–3 618	–13 033	–101	–23 258	13 345	–9 913
RESULTS	453	665	—	—	341	–101	1 358	—	1 358
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, as at November 30, 2014, will be published on February 20, 2015.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.